Exhibit 99.1

LifeCare Holdings, Inc.

News Release
For Immediate Release	Contact:	Chris A. Walker
August 14, 2009		469-241-2116

LifeCare Holdings, Inc. Announces Second Quarter Results

Plano, TEXAS – LifeCare Holdings, Inc. (the “Company”) today announced its operating results for the first quarter ended June 30, 2009.

Three Months Ended June 30, 2009

Net Revenues

Our net patient service revenue increased by $5.0 million, or 5.8%, for the three months ended June 30, 2009, to $91.6 million from $86.6 million for the comparable period in 2008. Patient days and admissions decreased by 3.8% and 1.6%, respectively, during the three months ended June 30, 2009 as compared to the same period in 2008.

The $5.0 million increase in net patient service revenue was comprised of a $2.4 million increase in adjustments related to changes in estimates and settlements on cost reports previously filed with the Medicare program, offset by an unfavorable variance of $3.3 million attributable to the decrease in patient days, with a remaining increase of $5.9 million attributable to an increase in revenue per patient day. The net increase of $2.4 million for adjustments to previously filed cost reports was comprised of a favorable adjustment of $1.4 million recorded in the three months ended June 30, 2009 offset by an unfavorable adjustment of $1.0 million recorded in the three months ended June 30, 2008.

During the three months ended June 30, 2009 our net patient service revenue per patient day was $1,590, as compared to $1,447 for the 2008 period. However, exclusive of the cost report reimbursement adjustments discussed previously, net patient service revenue per patient day for the three months ended June 30, 2009 and 2008 was $1,565 and $1,463, respectively, or an increase of 7.0%. The increase in net patient service revenue on a per patient day basis during the 2009 period was primarily the result of annual inflationary increases in our standard charge rates and certain of our contracts with commercial payors, a higher acuity level of the patients treated in the 2009 period, and the marginal increases contained in recent annual regulatory updates implemented by CMS during 2008.

Expenses

Total expenses increased by $3.1 million to $93.6 million for the three months ended June 30, 2009 as compared to $90.5 million for the comparable period in 2008. The increase of $3.1 million was primarily the result of an increase of $2.8 million in other operating expenses and an increase of $1.1 million in the provision for doubtful accounts, offset by a decrease of $1.0 million in net interest expense.

The increase of $2.8 million in other operating expenses was primarily attributable to an increase in clinical purchased services as a result of the treatment of higher acuity patients during the 2009 period, and an increase in insurance expenses as a result of the agreement with the insurance carriers in the amount of $1.0 million related to Hurricane Katrina matters. The provision for doubtful accounts in the 2008 period included a benefit of $0.8 million for collections on accounts that were previously fully reserved, whereas collections on similar reserved accounts in the 2009 period were nominal. The decrease in interest expense was due to lower interest rates on our term debt offset by increased borrowings against our revolving credit facility.

Credit Agreement EBITDA

For the quarter ended June 30, 2009, adjusted EBITDA as defined in our senior credit facility, which we refer to as Credit Agreement EBITDA, was $12.0 million, an increase of $0.8 million, or 7.1% from the prior year period. Credit Agreement EBITDA reflects the elimination of start-up costs and certain other non-recurring/operational expenditures as defined in our credit agreement. This increase in Credit Agreement EBITDA is principally the result of the increase in net patient service revenue per patient day as previously discussed. As of June 30, 2009, we believe we were in compliance with all covenants contained in our senior secured credit facility, as amended.

Six Months Ended June 30, 2009

Net Revenues

Our net patient service revenue increased by $11.3 million, or 6.4%, for the six months ended June 30, 2009, to $186.7 million from $175.4 million for the comparable period in 2008. Patient days and admissions decreased by 4.0% and 3.1%, respectively, for the six months ended June 30, 2009 as compared to the same period in 2008.

The $11.3 million increase in net patient service revenue was comprised of a $2.8 million increase in adjustments related to changes in estimates and settlements on cost reports previously filed with the Medicare program, offset by an unfavorable variance of $7.0 million attributable to the decrease in patient days, with a remaining increase of $15.5 million attributable to an increase in revenue per patient day. The net increase of $2.8 million for adjustments to previously filed cost reports was comprised of a favorable adjustment of $1.3 million recorded in the six months ended June 30, 2009 offset by an unfavorable adjustment of $1.5 million recorded in the six months ended June 30, 2008.

During the six months ended June 30, 2009 and 2008, our net patient service revenue per patient day was $1,599 and $1,442, respectively. However, exclusive of the cost report reimbursement adjustments discussed previously, net patient service revenue per patient day for the six months ended June 30, 2009 and 2008 was $1,588 and $1,455, respectively, or an increase of 9.1%. The increase in net patient service revenue on a per patient day basis during the 2009 period was primarily the result of annual inflationary increases in our standard charge rates and certain of our contracts with commercial payors, an increase in the percentage of our revenues generated from commercial payors, a higher acuity level of the patients treated in the 2009 period, and the marginal increases contained in recent annual regulatory updates implemented by CMS during 2008.

Expenses

Total expenses increased by $4.1 million to $186.1 million for the six months ended June 30, 2009 as compared to $182.0 million for the comparable period in 2008. The increase of $4.1 million in total expenses was primarily the result of an increase in salaries, wages and benefits of $2.7 million and an increase in other operating expenses of $3.8 million, offset by a decrease in net interest expense of $2.6 million.

The increase in salaries, wages and benefits was primarily attributable to the treatment of higher acuity patients during the 2009 period and annual inflationary increases. The increase in other operating expenses was primarily attributable to an increase in clinical purchased services as a result of the treatment of higher acuity patients, and an increase in insurance expenses as a result of the agreement with the insurance carriers in the amount of $1.0 million related to Hurricane Katrina matters. The decrease in interest expense was due to lower interest rates on our term debt offset by increased borrowings against our revolving credit facility.

Credit Agreement EBITDA

For the six months ended June 30, 2009, Credit Agreement EBITDA, was $28.6 million. an increase of $3.7 million, or 14.9% from the prior year period. This increase in Credit Agreement EBITDA is principally the result of the increase in net patient service revenue per patient day as previously discussed

Liquidity and Capital Resources

At June 30, 2009, our outstanding indebtedness consisted of $130.4 million aggregate principal amount of senior subordinated notes due 2013, a $245.4 million term loan facility that matures in 2012, and $35.0 million outstanding on our revolving credit facility which matures in 2011. At June 30, 2009, the interest rate applicable to the $245.4 million under our term loan facility was 5.29%, and the weighted average rate on the $35.0 million outstanding balance of the revolving credit facility was 4.93%.

The senior secured credit facility requires us to comply on a quarterly basis with certain financial covenants, including an interest coverage ratio test and a maximum leverage ratio test, which will become more restrictive over time. In addition, the senior secured credit facility includes various negative covenants, including limitations on indebtedness, liens, investments, permitted businesses, restricted payments, transactions with affiliates and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default including payment defaults.

We may not able to continue to satisfy the covenant requirements in subsequent periods. If we are unable to maintain compliance with the covenants contained in our senior secured credit facility, an event of default would occur. During the continuation of an event of default, the lenders under the senior secured credit facility are entitled to take various actions, including accelerating amounts due under the senior secured credit facility, terminating our access to our revolving credit facility and all other actions generally available to a secured creditor. An uncured event of default would have a material adverse effect on our financial position, results of operations and cash flow.

We believe that our cash on hand, expected cash flows from operations, and potential availability of borrowings under the revolving portion of our senior secured credit facilities will be sufficient to finance our operations, and meet our scheduled debt service requirements for at least the next twelve months.

Forward-Looking Statements

This press release includes forward-looking statements regarding, among other items, operations, proposed regulations and their possible effect on the Company’s results. Such statements are subject to a number of uncertainties and risks that could significantly affect current plans. Furthermore, actual results may differ materially from those experienced or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, risks relating to operating in a regulated environment, implementing our business plan, maintaining relationships with physicians in our markets, availability of sufficient nurses and therapists, competition, retaining key management, ability to service our debt requirements, litigation matters and availability of insurance. Further information about factors that could affect the Company’s financial and other results is included in our Form 10-K as filed on March 31, 2009, which can be viewed on the SEC’s website. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. As a result, you should not place undue reliance on forward-looking statements, which reflect management’s views only as the date hereof. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Credit Agreement EBITDA is used in the calculations of the interest coverage and leverage ratios that are included in the covenants contained in our existing senior secured credit agreement. Credit Agreement EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition the calculation of Credit Agreement EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Credit Agreement EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. For the trailing 12-month period ended June 30, 2009, Credit Agreement EBITDA was $51.5 million.

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LifeCare, based in Plano, Texas, operates 20 long-term acute care hospitals located in ten states. Long-term acute care hospitals specialize in the treatment of medically complex patients who typically require extended hospitalization. For more information on LifeCare, visit our website at www.lifecare-hospitals.com.

Schedule 1

Condensed Consolidated Statements of Operations

For the Three Months Ended June 30, 2008 and 2009

(In thousands)

(Unaudited)

	2008	2009	% Change
Net patient service revenue	$86,632	$91,645	5.8%

Expenses:
Salaries, wages and benefits	41,803	42,412	1.5%
Supplies	8,804	8,708	-1.1%
Rent	6,558	6,378	-2.7%
Other operating expense	20,842	23,624	13.3%
Provision for doubtful accounts	601	1,749	191.0%
Depreciation and amortization	2,834	2,745	-3.1%
Interest expense, net	9,092	8,025	-11.7%

	90,534	93,641	3.4%

Operating loss before income taxes	(3,902)	(1,996)	-48.8%
Provision for income taxes	225	175	-22.2%

Net loss	$(4,127)	$(2,171)	-47.4%

Reconciliation to Credit Agreement EBITDA:
Operating loss before income taxes- per above	$(3,902)	$(1,996)
Adjusted for:
Depreciation and amortization	2,834	2,745
Interest expense, net	9,092	8,025
Loss attributable to unrestricted subsidiary	1,620	889
Hospital closure/relocation/start-up losses	972	134
New Orleans operations	(49)	1,094
Stock compensation expense	49	80
Cost saving initiatives	271	70
Sarbanes Oxley implementation	53	—
Other credit agreement add-back items	264	997

Credit Agreement EBITDA	$11,204	$12,038

Schedule 2

Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2008 and 2009

(In thousands)

(Unaudited)

	2008	2009	% Change
Net patient service revenue	$175,393	$186,669	6.4%

Expenses:
Salaries, wages and benefits	82,891	85,595	3.3%
Supplies	17,856	17,463	-2.2%
Rent	12,728	12,881	1.2%
Other operating expense	41,576	45,386	9.2%
Provision for doubtful accounts	2,448	3,107	26.9%
Gain on early extinguishment of debt	—	(84)	NM
Depreciation and amortization	5,587	5,380	-3.7%
Interest expense, net	18,926	16,352	-13.6%

	182,012	186,080	2.2%

Operating income (loss)	(6,619)	589	-108.9%
Equity in loss of joint venture	—	(537)	NM

Loss before income taxes	(6,619)	52	-100.8%
Provision for income taxes	425	400	-5.9%

Net loss	$(7,044)	$(348)	-95.1%

Reconciliation to Credit Agreement EBITDA:
Operating income (loss) - per above	$(6,619)	$589
Adjusted for:
Depreciation and amortization	5,587	5,380
Interest expense, net	18,926	16,352
Gain on early extinguishment of debt	—	(84)
Loss attributable to unrestricted subsidiary	2,287	1,920
Hospital closure/relocation/start-up losses	2,429	1,218
New Orleans operations	(30)	1,120
Stock compensation expense	151	165
Severance	451	—
Cost saving initiatives	732	254
Sarbanes Oxley implementation	459	—
Other credit agreement add-back items	487	1,668

Credit Agreement EBITDA	$24,860	$28,582

Schedule 3

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2008	June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$25,262	$38,118
Accounts receivable, net	66,803	69,106
Estimated third-party payor settlements	—	2,542
Income taxes receivable	1,279	1,462
Other current assets	7,735	7,744

Total current assets	101,079	118,972
Property and equipment, net	86,479	84,275
Goodwill and other identifiable intangibles, net	262,675	262,105
Other assets	12,597	10,675

	$462,830	$476,027

Liabilities and Stockholder’s Equity Deficit
Current liabilities:
Payables and accruals	$52,868	$50,982
Estimated third-party payor settlements	6,231	—
Current installments of long-term debt	2,550	2,550
Current installments of obligations under capital leases	1,252	1,115
Current installment of lease financing obligation	292	421

Total current liabilities	63,193	55,068
Long-term debt, excluding current installments	384,694	408,269
Obligations under capital leases, excluding current installments	1,836	1,366
Lease financing obligation	20,645	20,269
Accrued insurance	3,592	4,359
Other noncurrent liabilities	9,419	7,433

Total liabilities	483,379	496,764

Stockholder’s equity deficit	(20,549)	(20,737)

	$462,830	$476,027

Schedule 4

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2008 and 2009

(In thousands)

(Unaudited)

	2008	2009
Cash flows from operating activities:
Net loss	$(7,044)	$(348)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,634	6,474
Provision for doubtful accounts	2,448	3,107
Equity compensation amortization	147	160
Gain on early extingusihment of debt	—	(84)
Gain on the disposal of assets	—	(2)
Equity in loss of joint venture	—	537
Changes in operating assets and liabilities:
Patient accounts receivable	3,603	(5,411)
Other current assets	(857)	(192)
Other assets	472	288
Estimated third-party payor settlements	(10,348)	(8,773)
Accounts payable and accrued expenses	1,902	(1,885)
Other liabilities	1,091	(1,218)

Net cash used in operating activities	(1,952)	(7,347)

Cash flows from investing activities:
Purchases of property and equipment	(10,558)	(2,605)
Sale leaseback proceeds	3,714	—

Net cash used in investing activities	(6,844)	(2,605)

Cash flows from financing activities:
Net change in borrowings under the line of credit	10,000	25,000
Payments of notes payable and long-term debt	(1,275)	(1,338)
Proceeds from lease financing obligation	2,366	—
Payments on lease financing obligation	(100)	(247)
Proceeds from capital lease financing	1,802	—
Payments on obligations under capital leases	(1,565)	(607)

Net cash provided by financing activities	11,228	22,808

Net increase in cash and cash equivalents	2,432	12,856
Cash and cash equivalents, beginning of period	17,816	25,262

Cash and cash equivalents, end of period	$20,248	$38,118

Schedule 5

Selected Operating Statistics

	Three months ended June 30, 2008	Three months ended June 30, 2009
Number of hospitals within hospitals (end of period)	9	9
Number of freestanding hospitals (end of period)	11	11
Number of total hospitals (end of period)	20	20
Licensed beds (end of period)	1,079	1,079
Average licensed beds (1)	1,079	1,079
Admissions	2,075	2,042
Patient days	59,879	57,627
Occupancy rate	61.0%	58.7%
Percent net patient service revenue from Medicare	60.0%	60.4%
Percent net patient service revenue from commercial payors and Medicaid (2)	40.0%	39.6%
Net patient service revenue per patient day	$1,447	$1,590

	Six months ended June 30, 2008	Six months ended June 30, 2009
Number of hospitals within hospitals (end of period)	9	9
Number of freestanding hospitals (end of period)	11	11
Number of total hospitals (end of period)	20	20
Licensed beds (end of period)	1,079	1,079
Average licensed beds (1)	1,044	1,079
Admissions	4,341	4,207
Patient days	121,598	116,772
Occupancy rate	64.0%	59.8%
Percent net patient service revenue from Medicare	61.2%	60.9%
Percent net patient service revenue from commercial payors and Medicaid (2)	38.8%	39.1%
Net patient service revenue per patient day	$1,442	$1,599

(1)	The licensed beds are only calculated on the beds at locations that were open for operations during the applicable periods.
(2)	The percentage of net patient service revenue from Medicaid is less than one percent for each of the periods presented.